Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-290735, 333-286868, 333-284673, and 333-283308) and Form S-8 (No. 333-218043 and 333-276682) of Solaris Energy Infrastructure, Inc. (the “Company”) of our reports dated February 26, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Houston, Texas
February 26, 2026